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EXHIBIT 99.2
                             AGREEMENT

     Dated the 31st day of March, 1999.

     BETWEEN:

          LAC Enterprises Ltd.
          16875 Terrace Rd.
          Winfield, BC V6V I B2

     AND:

          Budgethotels.com, Inc.
          #202- St. Paul Street
          Kelowna, BC V1Y 2E5

WHEREAS:

     A. The Company wishes to engage the service of the Consultant as an independent contractor to provide consulting services on an ongoing basis to the Company, performing the duties as President/
C.E.O.

     B. As a condition to the Company entering into this Agreement with the Consultant, the Company requires that the Consultant provide its services to the Company through the Consultant's President, William J. Marshall (the" President")

     C. The Company and the Consultant have reached agreement in respect to the terms and conditions under which the Consultant agrees to provide its services to the Company.

     In consideration of the premises, covenants and agreements contained herein the parties hereby agree as follows:

     1  SCOPE OF CONSULTING SERVICES

     1.1 The Company shall retain the Consultant as an independent contractor to provide services as President/CEO running the Company entirely.

     1.2 The services to be provided by the Company shall only be administered by the President on behalf of the Consultant, unless the Consultant first obtains the consent of all the directors of the Company in writing,

     2. TERM OF CONSULTING SERVICES

     2.1 The term of this Agreement shall begin on the 1st day of April 1999 and shall continue until the 31st day of March 2014.






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3. FEE FOR CONSULTING SERVICES

     3.1 For the services rendered by the consultant to the Company, the Company will pay to the Consultant a consulting fee of $ 10,000 U.S. per month plus expenses with an annual increase of 5% each year. The Consultant will also receive between 1 .0 million and 1.7 million share options per year at . 0 1 cents each to be determined by the said President.

4. INDEPENDENT CONTRACTOR

     4.1 Notwithstanding anything in this Agreement to the contrary, it is understood and agreed between the parties that the Consultant is an independent contractor and not an employee of the Company.

5. GENERAL

     5.1 This Agreement shall be interpreted and construed and governed in accordance with the laws of the Province of British
Columbia.

     5.2 No amendments or variations of the terms and conditions of this Agreement shall be valid unless in writing and signed by both parties.

     5.3 The Consultant's rights and obligations under this Agreement are not assignable without consent of the Company.

     5.4 This Agreement constitutes the entire Agreement between the parties hereto and shall bind and ensure to the benefit of both parties and their respective successors and permitted assigned.

     Signed by the parties as of the first page.

LAC Enterprises Ltd.

/s/ William J. Marshall                      /s/ Patricia Ceccoi
Authorized Signature                         Witness

Budgethotels,com, Inc.

/s/ William J. Marshall                      /s/ illegible
Authorized Signature                         Witness